Supertex Inc.                                                                                                                    News Release

FOR IMMEDIATE RELEASE                                                                        Corporate Headquarters:
                                                      Dr. Henry C. Pao
                                                      President & CEO
                                                      408/222-8888

Supertex Reports Fourth Fiscal Quarter and Fiscal Year-end Results

Sunnyvale, CA (May 8, 2007) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the fourth fiscal quarter and fiscal year ended March 31, 2007. Net sales for the fourth fiscal quarter were $22,836,000, a 5% decrease compared to $23,964,000 in the same quarter last year and a 5% decrease from the prior quarter of $24,098,000. On a GAAP basis, net income in the fourth fiscal quarter, including pretax employee stock-based compensation of $397,000, was $5,022,000 or $0.36 per diluted share, as compared with $5,122,000 or $0.37 per diluted share not including employee compensation for the same quarter of the last fiscal year and $5,493,000 or $0.39 per diluted share in the third fiscal quarter, including pretax employee-stock based compensation of $723,000.

For the fiscal year ended March 31, 2007, net sales increased 22% to $98,020,000 from $80,098,000 and on a GAAP basis, net income grew 35% to $21,427,000, or $1.53 per diluted share, including pretax employee stock-based compensation of $2,419,000, compared with $15,877,000, or $1.15 per diluted share, not including employee stock-based compensation.

“Our sales were sequentially lower in the fourth fiscal quarter primarily due to a short-term demand push-out at some of our customers,” commented Dr. Henry C. Pao, President & CEO. “However, sales to our largest EL driver customer remained stable in the fourth fiscal quarter. Additionally, we are very pleased with the continued increase in orders and shipments of our new high voltage pulsers for the medical ultrasound market and for our LED drivers for backlighting flat screen LCD and DLP TVs and for other lighting applications. We expect our medical ultrasound sales to rebound in the first fiscal quarter of 2008.”

Dr. Pao went on to say, “Fiscal 2007 has been an excellent fiscal year for Supertex. Our sales grew 22% year-over-year and our net profit increased by 35%. We launched thirty new products and achieved major design wins, not only in our traditional targeted markets, but also in LED backlight drivers for flat screen LCD and DLP TVs, as well as LED drivers for automotive and other lighting applications. We achieved TS16949 certification, which enables us to move into Tier 1 automotive market for LED lighting applications. Of particular interest to us is that our customer base for general LED lighting drivers has been multiplying and is now extremely broad and these customers are starting production, albeit mostly on a small scale. We increased our sales presence in Asia, adding field sales personnel in China, Korea, Japan and Taiwan, and a second sales office in China and a new office in Japan. On a GAAP basis year-over-year comparison, our fiscal year gross margin improved to 60% from 56%, our operating margin grew to 28% from 24%, and our diluted earnings per share were $1.53 compared to $1.15, or an increase of $0.38. Our cash, cash equivalents and short-term investments increased over $28 million to nearly $139 million, or approximately $10 per share. We continue to invest heavily in research and development in our targeted markets and plan to introduce a record number of new products in medical ultrasound, EL driver and LED driver markets. Because of the forecast uncertainty from our major EL customer, we are projecting our first fiscal quarter to be flat to down, but expect to recover in the second fiscal half when new phones will be in volume production.”

Non-GAAP net income in the fourth fiscal quarter, excluding pre-tax employee stock-based compensation of $397,000, resulting from the application of Statement of Financial Accounting Standard 123R (FAS 123R), was $5,365,000 or $0.38 per diluted share, compared with the non-GAAP net income of $6,168,000, or $0.44 per diluted share in the prior quarter. Our GAAP income for the same quarter of fiscal 2006, which excluded employee stock-based compensation as we had not yet implemented FAS 123R, was $5,122,000, or $0.37 per diluted share. For the year ended March 31, 2007, non-GAAP net income, excluding pre-tax employee stock-based compensation of $2,419,000, was $23,727,000 or $1.69 per diluted share compared to GAAP income of $15,877,000 or $1.15 per diluted share in the last fiscal year, which excluded employee stock-based compensation as we had not yet implemented FAS 123R. We have made these disclosures regarding non-GAAP information for enhanced comparability due to the change in accounting treatment for employee stock-based compensation costs from APB 25 in fiscal 2006 to FAS 123R in fiscal 2007. Because the accounting treatment in fiscal 2008 will be consistent with fiscal 2007 under FAS 123R, we do not intend to present non-GAAP disclosures related to employee stock-based compensation expense in future periods.

During the first quarter of fiscal 2007, the Company implemented FAS 123R, “Share-Based Payment”, which requires companies to record estimated costs of all forms of employee stock-based compensation, including stock options and employee stock purchase plans, in their income statements. For Supertex, the total amount of pre-tax employee stock-based compensation for the four quarters of fiscal 2007 included on a GAAP basis under FAS 123R was $2,419,000.

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates". Examples of forward-looking statements include statements concerning our expected sales during the first quarter, both overall and in particular markets, and our plans to introduce a record number of new products in medical ultrasound, EL driver and LED driver markets. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion, whether we are successful in our R&D efforts, and whether we encounter production issues in device manufacturing or moving new products from engineering into production or we incur unexpected operating expenses as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on May 8, 2007, following the earnings release. President and CEO, Dr. Henry C. Pao, VP, Marketing, Ahmed Masood and VP, Finance & CFO, Phil Kagel, will present an overview of the fourth fiscal quarter and fiscal year end financial results, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 800-896-8445 (domestic) or 785-830-1916 (toll, international) before the scheduled start time and using “Supertex” as conference ID. A recorded replay will be available for 30 days immediately following the conference call until 11:59 P.M. EDT, June 5, 2007 at 800-283-8520 (domestic) and 402-220-0870 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the telecommunication, networking systems, flat panel display, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures are intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our non-GAAP financial measures reflect adjustments based on employee stock-based compensation. Our cost of sales and operating expenses include employee stock-based compensation related to adoption of FAS 123R - Accounting for Stock Based Compensation.  We believe it is useful to highlight the effect of this employee stock-based compensation expense because, in compliance with our historical practices under previously applicable accounting principles, through the fourth quarter of fiscal 2006 we had not historically expensed our employee stock-based compensation. However, employee stock-based compensation is a key incentive offered to our employees, and we believe it contributed to the sales earned during the period and will contribute to our future sales generation. Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	March 31, 2007	April 1, 2006
	(in thousands)
ASSETS
Cash and cash equivalents	$22,652	$27,654
Short term investments	116,264	82,992
Accounts receivable, net	12,793	14,824
Inventories	14,238	12,543
Deferred income taxes	8,123	7,781
Prepaid expenses and other current assets	2,172	1,358
Total current assets	176,242	147,152
Property, plant and equipment, net	8,651	8,048
Other assets	140	141
Deferred income taxes	899	792
TOTAL ASSETS	$185,932	$156,133

LIABILITIES
Trade accounts payable	$4,120	$3,725
Accrued salaries, wages and employee benefits	12,102	11,227
Other accrued liabilities	2,175	1,498
Deferred revenue	2,965	3,566
Income taxes payable	3,318	2,693
Total current liabilities	24,680	22,709

SHAREHOLDERS' EQUITY
Common stock	54,741	46,692
Retained earnings	106,511	86,732
Total shareholders' equity	161,252	133,424
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$185,932	$156,133

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended Fiscal Years Ended (in thousands, except per share amounts)

	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
Net sales	$22,836	$23,964	$98,020	$80,098
Cost of sales(1)	9,669	10,647	39,671	35,458
Gross profit	13,167	13,317	58,349	44,640
Research and development(1)	3,350	3,391	14,645	11,540
Selling, general and administrative(1)	4,019	3,668	15,800	13,568
Income from operations	5,798	6,258	27,904	19,532
Interest and other income, net	1,688	1,166	5,594	3,673
Income before income taxes	7,486	7,424	33,498	23,205
Provision for income taxes	2,464	2,302	12,071	7,328
Net income	$5,022	$5,122	$21,427	$15,877
Net income per share
Basic	$0.36	$0.38	$1.56	$1.19
Diluted	$0.36	$0.37	$1.53	$1.15
Shares used in per share computation
Basic	13,793	13,577	13,715	13,313
Diluted	14,072	13,992	14,040	13,770

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$54	$-	$302	$-
Research and development	$183	$-	$1,382	$-
Selling, general and administrative	$160	$-	$735	$-

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)

	Three Months Ended		Fiscal Years Ended
	(in thousands, except per share amounts)

	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
GAAP net income	$5,022	$5,122	$21,427	$15,877
Adjustment for stock-based compensation included in:
Cost of sales	54	-	302	-
Research and development	183	-	1,382	-
Selling, general and administrative	160	-	735	-
Subtotal	397	-	2,419	-
Tax effect of stock-based compensation	(54)	-	(119)	-
Non-GAAP net income excluding employee stock-based compensation	$5,365	$5,122	$23,727	$15,877

Non-GAAP net income per share:
Basic	$0.39	$0.38	$1.73	$1.19
Diluted	$0.38	$0.37	$1.69	$1.15
Non-GAAP shares used in computing non-GAAP net income per share:
Basic	13,793	13,577	13,715	13,313
Diluted	14,072	13,992	14,041	13,770

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)

	Three Months Ended		Fiscal Years Ended
(in thousands, except per share amounts)
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
Non-GAAP shares used in computing non-GAAP net income per diluted share:	14,072	13,992	14,041	13,770

DILUTED:
GAAP net income per share	$0.36	$0.37	$1.53	$1.15
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock based compensation effects included in:
Cost of sales	-	-	0.02	-
Research and development	0.01	-	0.10	-
Selling, general and administrative	0.01	-	0.05	-
Provision for income taxes	-	-	(0.01)	-
Non-GAAP net income per share excluding employee stock-based compensation	$0.38	$0.37	$1.69	$1.15